Exhibit 7

U.S. Bank Trust Company, National Association

Statement of Financial Condition

as of 9/30/2025

($000’s)

9/30/2025
Assets
Cash and Balances Due From	$1,949,886
Depository Institutions
Securities	4,656
Federal Funds	0
Loans & Lease Financing Receivables	0
Fixed Assets	713
Intangible Assets	574,611
Other Assets	162,279
Total Assets	$2,692,145

Liabilities
Deposits	$0
Fed Funds	0
Treasury Demand Notes	0
Trading Liabilities	0
Other Borrowed Money	0
Acceptances	0
Subordinated Notes and Debentures	0
Other Liabilities	222,254
Total Liabilities	$222,254

Equity
Common and Preferred Stock	200
Surplus	1,171,635
Undivided Profits	1,298,056
Minority Interest in Subsidiaries	0
Total Equity Capital	$2,469,891

Total Liabilities and Equity Capital	$2,692,145